Exhibit 3.1a

CERTIFICATE OF AMENDMENT
OF
CERTIFICATE OF INCORPORATION
OF
ALPHA HOLDING, INC.

Under Section 242
Corporation Law of the State of Delaware

Alpha Holding Inc. (the “Corporation”), a corporation organized and existing under and by virtue of the General Corporation Law of the State of Delaware, DOES HEREBY CERTIFY:

      FIRST: That the Board of Directors of said Corporation, by written consent filed with the minutes of the Board, adopted the following resolutions proposing and declaring advisable the following amendments to the Certificate of Incorporation of said corporation:

  That Article FIRST of the Certificate of Incorporation be amended and, as amended, read as follows:

  FIRST: The name of the Corporation is Sea Sun Capital Corporation

      2.   That Article Fourth of the Certificate of Incorporation be amended and, as amended read as follows:

(a)      The Corporation shall be authorized to issue the following shares:

               Class                                     Number of Shares                    Par Value
               Common                               100,000,000                            $.001
               Preferred                                 50,000,000                            $.001

(b)    The designations and the powers, preferences and rights, and the qualifications or restrictions of the Preferred Shares are as follows:

The Preferred shares shall be issued from time to time in one or more series, with such distinctive serial designations as shall be stated and expressed in the resolution or resolutions providing for the issue of such shares as adopted by the Board of Directors;  the Board of Directors is expressly authorized to fix the annual rate or rates of dividends for the particular series, the dividend payment dates for the particular series and the date from which dividends on all shares of such series issued prior to the record date for the first dividend payment date shall be cumulative, the redemption  price or prices for the particular series, the voting powers for the particular series, the rights, if any, of holders of the shares of the particular series to convert the same into shares of any other series or class or other securities of the corporation, with any provisions for the subsequent adjustment of such conversion rights, the rights, if any, of the particular series to participate in distributions or payments upon liquidation, dissolution or winding up of the corporation, and to classify or reclassify any unissued preferred shares by fixing or altering from time to time any of the foregoing rights, privileges and qualification.”

      SECOND:       That the aforesaid amendment was duly adopted in accordance with the applicable provisions of Section 242 of the General corporation Law of the State of Delaware .

      THIRD:            Prompt notice of the taking of this corporate action is being given to all stockholders who did not consent in writing, in accordance with Section 228 of the General Corporation Law of the State of Delaware .

      FOURTH:        This amendment will become effective upon filing.

      IN WITNESS WHEREOF, the Corporation has caused this certificate to be signed by Graham Millington, its President, this  20th   day of September 2004.

                                                                                                Alpha Holding, Inc.

                                                                                                /s/ Graham Millngton
                                                                                                Graham Millington, President

13 August 2004